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                          Consent of Independent Accountants



The Board of Directors
MISSCO Corporation:

We consent to the incorporation by reference in the Form S-3 registration statement of U.S. Office Products Company of our report dated June 30, 1995 with respect to the balance sheets of MISSCO Corporation - Commercial Division as of March 31, 1994 and 1995 and the related statements of operations, divisional equity (deficit) and cash flows for the year ended June 30, 1993, the nine-month period ended March 31, 1994 and the year ended March 31, 1995, which report appears in Amendment No. 1 to the registration statement on Form S-4 (File No. 333-13133) of U.S. Office Products Company dated October 9, 1996, and to the reference to our firm under the heading "Experts" in the prospectus.


                                             KPMG Peat Marwick LLP


Jackson, Mississippi
January 8, 1997